Exhibit 99.1

CION INVESTMENT CORPORATION ANNOUNCES OPERATING RESULTS

FOR IMMEDIATE RELEASE
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NEW YORK, NY (November 9, 2018) – CION Investment Corporation ("CIC"), a middle market loan fund that is structured as a non-traded business development company, provides an overview of its operating results for the period ended September 30, 2018.

Financial Highlights:

•
Total investment return-net asset value was 5.23% during the nine months ended September 30, 2018.  Since commencement of operations on December 17, 2012, total investment return-net asset value is 58.32%, an annualized return of 8.26%[1].

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CIC declared cash distributions to shareholders totaling approximately $62.8 million, or $0.5487 per share, during the nine months ended September 30, 2018, which were fully covered by taxable income, up from approximately $61.1 million, or $0.5487 per share, during the nine months ended September 30, 2017.

•
During the quarter, CIC made approximately $296.9 million of new investments and sold or received repayment of investments totaling approximately $278.3 million, resulting in net investment activity of approximately $18.6 million.

•	As of September 30, 2018, CIC had an interest in investments in 156 portfolio companies with a fair value of $1.81 billion, of which:

o 96.3% were senior secured investments (77.0% first lien, 19.3% second lien); and
o 94.6% were floating rate investments.

Certain Information About Distributions
The determination of the tax attributes of CIC's distributions is made annually as of the end of CIC's fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CIC's common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CIC may fund its cash distributions to shareholders from any sources of funds available to it, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from CION Investment Management, LLC ("CIM"), which is subject to recoupment. On January 2, 2018, CIC entered into an expense support and conditional reimbursement agreement with CIM for purposes of, among other things, replacing CION Investment Group, LLC ("CIG") and Apollo Investment Management, L.P. with CIM as the expense support provider pursuant to the terms of the expense support and conditional reimbursement agreement. To date, distributions have not been paid from offering proceeds or borrowings.  In certain prior periods, if expense support from CIG was not supported, some or all of the distributions may have been a return of capital; however, distributions have not included a return of capital as of the date hereof.  CIC has not established limits on the amount of funds it may use from available sources to make distributions.  The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CIC's investment performance, and can only be sustained if CIC achieves positive investment performance in future periods and/or CIM continues to provide such expense support. Shareholders should also understand that CIC's future repayments of expense support will reduce the distributions that they would otherwise receive.  There can be no assurance that CIC will achieve such performance in order to sustain these distributions, or be able to pay distributions at all.  CIM has no obligation to provide expense support to CIC in future periods.
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1 Total investment return-net asset value is a measure of the change in total value for shareholders who held CIC's common stock at the beginning and end of the period, including distributions paid or payable during the period. Total investment return-net asset value is based on (i) the beginning period net asset value per share on the first day of the period, (ii) the net asset value per share on the last day of the period of (A) one share plus (B) any fractional shares issued in connection with the reinvestment of monthly distributions, and (iii) the value of distributions payable, if any, on the last day of the period. The total investment return-net asset value calculation assumes that monthly cash distributions are reinvested in accordance with CIC's distribution reinvestment plan then in effect. The total investment return-net asset value does not consider the effect of the sales load from the sale of CIC's common stock. The total investment return-net asset value includes the effect of the issuance of shares at a net offering price that is greater than net asset value per share, which causes an increase in net asset value per share. Total returns covering less than a full year are not annualized.

Total investment return-net asset value is presented on a "net" basis and reflects management and incentive fees, offering, organizational and other costs, interest expense on borrowed funds and other related expenses that are borne by investors in CIC, but excludes all sales commissions and dealer manager fees. If these had been deducted, performance would have been lower.

ABOUT CION INVESTMENT CORPORATION

CIC is a middle-market loan fund that is structured as a publicly registered, non-traded business development company.  CIC offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies.  CIC leverages the experience of its adviser – CION Investment Management, LLC, a CION Investments company – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  For more information, please visit www.cioninvestments.com.

FORWARD LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should," and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC's Quarterly Report on Form 10-Q for the period ended September 30, 2018, which CIC filed with the Securities and Exchange Commission ("SEC") on November 9, 2018, as well as CIC's other reports filed with the SEC. A copy of CIC's Quarterly Report on Form 10-Q for the period ended September 30, 2018 and CIC's other reports filed with the SEC can be found on CIC's website at www.cioninvestments.com and the SEC's website at www.sec.gov.

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